Calculation of Filing Fee Tables
S-8
AppLovin Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.00003 par value per share, reserved for issuance pursuant to the AppLovin Corporation 2021 Equity Incentive Plan	Other	17,002,087	$ 316.05	$ 5,373,509,596.35	0.0001531	$ 822,684.32
2	Equity	Common Stock, $0.00003 par value per share, reserved for issuance pursuant to the AppLovin Corporation 2021 Employee Stock Purchase Plan	Other	3,400,417	$ 268.65	$ 913,522,027.05	0.0001531	$ 139,860.22
Total Offering Amounts:						$ 6,287,031,623.40		$ 962,544.54
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 962,544.54
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the Securities Act), this Registration Statement covers any additional shares of the registrants Class A common stock that become issuable under the registrants 2021 Equity Incentive Plan (the 2021 Plan) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrants receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock. The amount registered represents an automatic increase to the number of shares of Class A common stock reserved for issuance pursuant to future awards under the 2021 Plan, which annual increase is provided for in the 2021 Plan. The proposed maximum offering price per unit is estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registrants registration fee on the basis of $316.05 per share, which is the average of the high and low prices of Class A common stock, as reported on the Nasdaq Global Select Market, on February 26, 2025.

[2]	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement covers any additional shares of the registrants Class A common stock that become issuable under the registrants 2021 Employee Stock Purchase Plan (the 2021 ESPP) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrants receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock. The amount registered represents an automatic increase to the number of shares of Class A common stock reserved for issuance under the 2021 ESPP, which annual increase is provided for in the 2021 ESPP. The proposed maximum offering price per unit is estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registrants registration fee on the basis of 85% of $316.05 per share, which is the average of the high and low prices of Class A common stock, as reported on the Nasdaq Global Select Market, on February 26, 2025. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Class A common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2021 ESPP).